Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2023, in Amendment No. 4 to the Registration Statement (Form S-1) and related Prospectus of Agile Therapeutics, Inc. for the registration of $15,000,000 of its common stock, Series E warrants, Series F pre-funded warrants and placement agent warrants.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 7, 2024